The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 10, 2021

PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 1,042 to
PROSPECTUS SUPPLEMENT Dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
Dated March , 2021
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Enhanced Trigger Jump Securities due March 17, 2022

Based on the Worst Performing of the Common Stock of Align Technology, Inc., the American Depositary Shares of Pinduoduo Inc. and the Common Stock of Tesla, Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities due March 17, 2022 Based on the Worst Performing of the Common Stock of Align Technology, Inc., the American Depositary Shares of Pinduoduo Inc. and the Common Stock of Tesla, Inc., which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the common stock of Align Technology, Inc. (“ALGN Stock”), the American Depositary Shares of Pinduoduo Inc. (“PDD Stock”) and the common stock of Tesla, Inc. (“TSLA Stock”) (each, an underlying stock and collectively, the underlying stocks), as determined on the valuation date. If the final share price of each underlying stock is greater than or equal to 50% of its respective initial share price, which we refer to as the respective downside threshold level, you will receive for each security that you hold at maturity a positive return on the securities equal to $200 per $1,000 security, which we refer to as the upside payment. If each underlying stock appreciates by more than 20% over the term of the securities, you will receive a positive return reflecting the percentage increase of the worst performing underlying stock. However, if the final share price of any underlying stock is less than its respective downside threshold level, meaning the value of any underlying stock has declined by more than 50% from its respective initial share price to its respective final share price, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the final share price of the worst performing underlying stock from its initial share price. Under these circumstances, the payment at maturity will be less than $500 per security and could be zero. Accordingly, you may lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlying stocks, a decline in any underlying stock below 50% of its respective initial share price will result in a significant loss on your investment, even if the other underlying stocks have appreciated or have not declined as much. The securities are for investors who seek an equity-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying stocks and forgo current income in exchange for the opportunity to receive the upside payment and the limited protection against loss that applies only if the final share price of each underlying stock is greater than or equal to its respective downside threshold level. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold:
º	If the final share price of each underlying stock is greater than or equal to its respective downside threshold level:

$1,000 + the greater of (i) $1,000 × the share percent change of the worst performing underlying stock and (ii) the upside payment

º	If the final share price of any underlying stock is less than its respective downside threshold level, meaning the value of any underlying stock has declined by more than 50% from its respective initial share price to its respective final share price:

$1,000 × share performance factor of the worst performing underlying stock

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 50%, and possibly all, of your investment.

•	The upside payment will be equal to $200 per security (20% of the stated principal amount).
•	The downside threshold level of each underlying stock is equal to 50% of the respective initial share price and is as follows:
º	With respect to the ALGN Stock, $257.935, which is 50% of its initial share price
º	With respect to the PDD Stock, $77.09, which is 50% of its initial share price
º	With respect to the TSLA Stock, $336.79, which is 50% of its initial share price
•	The share percent change, with respect to each underlying stock, will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.
•	The share performance factor, with respect to each underlying stock, will be equal to (i) the final share price divided by (ii) the initial share price.
•	The initial share price of each underlying stock is equal to the respective closing price of one share of such underlying stock on March 9, 2021 and is as follows:
º	With respect to the ALGN Stock, $515.87
º	With respect to the PDD Stock, $154.18
º	With respect to the TSLA Stock, $673.58
•	The final share price, with respect to each underlying stock, will equal the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of March 14, 2022, which we refer to as the valuation date. The adjustment factor, with respect to each underlying stock, will be initially set at 1.0 and is subject to change upon certain corporate events affecting such underlying stock.
•	The worst performing underlying stock will be the underlying stock with the lowest share percent change.
•	Investing in the securities is not equivalent to investing in the underlying stocks.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $971.10 per security, or within $25.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.
•	The CUSIP number for the securities is 61771VJX9. The ISIN for the securities is US61771VJX91.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Security	$1,000	$	$
Total	$	$	$
(1)	The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.
(2)	MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(3)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-38.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Enhanced Trigger Jump Securities due March 17, 2022 Based on the Worst Performing of the Common Stock of Align Technology, Inc., the American Depositary Shares of Pinduoduo Inc. and the Common Stock of Tesla, Inc., which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities at maturity is based on the performance of the worst performing of the common stock of Align Technology, Inc., which we refer to as ALGN Stock, the American Depositary Shares of Pinduoduo Inc., which we refer to as the PDD Stock, and the common stock of Tesla, Inc., which we refer to as the TSLA Stock. The securities are for investors who seek an equity-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying stocks and forgo current income in exchange for the opportunity to receive the upside payment and the limited protection against loss that applies only if the final share price of each underlying stock is greater than or equal to its respective downside threshold level. The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to our credit risk.

Each security costs $1,000	We are offering the Enhanced Trigger Jump Securities due March 17, 2022, Based on the Worst Performing of the Common Stock of Align Technology, Inc., the American Depositary Shares of Pinduoduo Inc. and the Common Stock of Tesla, Inc., which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $971.10, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

No guaranteed return of principal; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If the final share price of any underlying stock is less than its respective downside threshold level, we will pay to you an amount in cash per security that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the final share price of the worst performing underlying stock from its initial share price. Under these circumstances, the payment at maturity will be less than $500 per security, and, as there is no minimum payment at maturity on the securities, you could lose your entire investment.
Payment at maturity

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price of the worst performing underlying stock, determined as follows:

•       If the final share price of each underlying stock is greater than or equal to its respective downside threshold level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + 1,000 + the greater of (i) $1,000 × the share percent change of the worst performing underlying stock and (ii) the upside payment where,
upside payment = $200 per security (20% of the stated principal amount)
share percent change = final share price – initial share price initial share price final share price = with respect to each underlying stock, the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of the valuation date,

worst performing underlying stock = the underlying stock with the lowest share percent change,

initial share price = With respect to the ALGN Stock, $515.87, which is the closing price of such underlying stock on March 9, 2021.

With respect to the PDD Stock, $154.18, which is the closing price of such underlying stock on March 9, 2021.

With respect to the TSLA Stock, $673.58, which is the closing price of such underlying stock on March 9, 2021.

downside threshold level = With respect to the ALGN Stock, $257.935, which is 50% of its initial share price.

With respect to the PDD Stock, $77.09, which is 50% of its initial share price.

With respect to the TSLA Stock, $336.79, which is 50% of its initial share price.

and
adjustment factor = 1.0 for each underlying stock, subject to change upon certain corporate events affecting the underlying stocks.

• If the final share price of any underlying stock is less than its respective downside threshold level, meaning the value of any underlying stock has declined by more than 50% from its respective initial share price to its respective final share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 × share performance factor of the worst performing underlying stock where,
share performance factor	=	final share price
initial share price
Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 50%, and possibly all, of your investment.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities at Maturity,” which illustrate the performance of the securities at maturity in certain scenarios. The examples do not show every situation that may occur.

You can review the historical prices of ALGN Stock and TSLA Stock for the period from January 1, 2018 through March 9, 2021 and the historical prices of PDD Stock for the period from July 26, 2018 through March 9, 2021 in the section of this pricing supplement called “Additional Information About the Securities—Historical Information.” You cannot predict the future performance of any underlying stock based on its historical performance.

The adjustment factors may be changed	During the term of the securities, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factors, each initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying stocks. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect ALGN Stock, PDD Stock or TSLA Stock,” “Terms—Adjustment Factor” and “—Antidilution Adjustments.”
You have no shareholder rights	Investing in the securities is not equivalent to investing in the common stock of Align Technology, Inc., the American Depositary Shares of Pinduoduo Inc. or the common stock of Tesla, Inc. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks. In addition, you do not have the right to exchange your securities for any of the underlying stocks at any time.
Postponement of maturity date	If the scheduled valuation date with respect to any underlying stock is not a trading day or if a market disruption event with respect to any underlying stock occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.
MS & Co. will be the calculation agent	We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share prices, the downside threshold levels, the final share prices, the share percent changes or share performance factors, as applicable, what, if any, adjustments should be made to the adjustment factors to reflect certain corporate and other events affecting an underlying stock, the payment to you at maturity, if any, and whether a market disruption event has occurred.
MS & Co. will be the agent; conflicts of interest	The agent for the offering of the securities, a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-39.
No affiliation with Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc.	Align Technology, Inc., Pinduoduo Inc. and Tesla, Inc. are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the securities are obligations of ours and not of Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc.

Where you can find more information on the securities	The securities are senior unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”
Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Terms.” You should also read the “Additional Information About the Securities” section. You should also read about the material risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial share prices and downside threshold levels are set forth on the cover of this pricing supplement.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Share Price:	With respect to the ALGN Stock: $600 With respect to the PDD Stock: $200 With respect to the TSLA Stock: $700
Hypothetical Downside Threshold Level:

With respect to the ALGN Stock: $300, which is 50% of its hypothetical initial share price

With respect to the PDD Stock: $100, which is 50% of its hypothetical initial share price

With respect to the TSLA Stock: $350, which is 50% of its hypothetical initial share price

Upside Payment:	$200 (20% of the stated principal amount)
Interest:	None

EXAMPLE 1: Each underlying stock appreciates significantly, and investors therefore receive the stated principal amount plus a return reflecting the share percent change of the worst performing underlying stock.

Final share price		ALGN Stock: $960
PDD Stock: $340
TSLA Stock: $1,260
Share percent change		ALGN Stock: ($960 - $600) / $600 = 60% PDD Stock: ($340 - $200) / $200 = 70% TSLA Stock: ($1,260 - $700) / $700 = 80%
Payment at maturity	=	$1,000 + ($1,000 × share percent change of the worst performing underlying stock)
	=	$1,000 + $600
	=	$1,600

In example 1, the final share price for the ALGN Stock has increased from its initial share price by 60%, the final share price for the PDD Stock has increased from its initial share price by 70% and the final share price for the TSLA Stock has increased from its initial share price by 80%. Because the final share price of each underlying stock is above its respective downside threshold level, and the share percent change of the worst performing underlying stock is greater than the minimum positive return of 20%, investors receive at maturity the stated principal amount plus 1-to-1 participation in the performance of the worst performing underlying stock.  Investors receive $1,600 per security at maturity.

EXAMPLE 2: The final share price of each underlying stock is at or above its respective downside threshold level but the worst performing underlying stock has not appreciated by more than 20%, and investors therefore receive the stated principal amount plus the upside payment.

Final share price		ALGN Stock: $510
PDD Stock: $180
TSLA Stock: $560
Share percent change		ALGN Stock: ($510 - $600) / $600 = -15% PDD Stock: ($180 - $200) / $200 = -10% TSLA Stock: ($560 - $700) / $700 = -20%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $200

=	$1,200

In example 2, the final share price for the ALGN Stock has decreased from its initial share price by 15%, the final share price for the PDD Stock has decreased from its initial share price by 10% and the final share price for the TSLA Stock has decreased from its initial share price by 20%. Because the final share price of each underlying stock is above its respective downside threshold level, investors receive at maturity the stated principal amount plus the upside payment of $200. Investors receive $1,200 per security at maturity.

EXAMPLE 3: The final share price of one of the underlying stocks is less than its respective downside threshold level. Investors are therefore exposed to the full decline in the worst performing underlying stock from its initial share price.

Final share price		ALGN Stock: $720
PDD Stock: $90
TSLA Stock: $910
Share performance factor		ALGN Stock: $720 / $600 = 120% PDD Stock: $90 / $200 = 45% TSLA Stock: $910 / $700 = 130%
Payment at maturity	=	$1,000 × share performance factor of the worst performing underlying stock
	=	$1,000 × 45%
	=	$450

In example 3, the final share price for the ALGN Stock has increased from its initial share price by 20%, the final share price for the PDD Stock has decreased from its initial share price by 55% and the final share price for the TSLA Stock has increased from its initial share price by 30%. Because one of the underlying stocks has declined below its respective downside threshold level, investors do not receive the upside payment and instead are exposed to the full negative performance of the PDD Stock, which is the worst performing underlying stock in this example, even though the other two underlying stocks have appreciated. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying stock from its initial share price. In this example, investors receive a payment at maturity equal to $450 per security, resulting in a loss of 55%.

EXAMPLE 4: The final share price of each underlying stock is less than its respective downside threshold level. Investors are therefore exposed to the full decline in the worst performing underlying stock from its initial share price.

Final share price		ALGN Stock: $120
PDD Stock: $80
TSLA Stock: $210
Share performance factor		ALGN Stock: $120 / $600 = 20% PDD Stock: $80 / $200 = 40% TSLA Stock: $210 / $700 = 30%
Payment at maturity	=	$1,000 × share performance factor of the worst performing underlying stock
	=	$1,000 × 20%
	=	$200

In example 4, the final share price for the ALGN Stock has decreased from its initial share price by 80%, the final share price for the PDD Stock has decreased from its initial share price by 60% and the final share price for the TSLA Stock has decreased from its initial share price by 70%. Because one or more underlying stocks have declined below their respective downside threshold levels, investors do not receive the upside payment and instead are exposed to the full negative performance of the ALGN Stock, which is the worst performing underlying stock in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying stock from its initial share price. In this example, investors receive a payment at maturity equal to $200 per security, resulting in a loss of 80%.

If the final share price of any of the underlying stocks is less than its respective downside threshold level, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying stock from its initial share price over the term of the securities, and you will lose a significant portion or all of your investment.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in ALGN Stock, PDD Stock or TSLA Stock. This section describes the material risks relating to the securities. For a complete list of risk factors, please also see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any of your principal	The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any of the stated principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price of each underlying stock. If the final share price of any underlying stock is less than 50% of its respective initial share price, you will not receive the upside payment. Instead, you will receive at maturity an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final share price of the worst performing underlying stock from its initial share price over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS–7.
The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The market price of the securities may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that, generally, the trading price of the underlying stocks on any day (including in relation to the respective downside threshold levels) will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in price) of the underlying stocks;
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks or stock markets generally and which may affect the price of the underlying stocks;
• interest and yield rates in the market;
• the dividend rates on the underlying stocks, if any;
• the time remaining until the securities mature;
• the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to the adjustment factor; and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if the closing price of any underlying stock is near, at or below its respective downside threshold level.

You cannot predict the future performance of the underlying stocks based on their historical performance. The American Depositary Shares of Pinduoduo Inc. began trading on July 26, 2018 and therefore have limited historical performance. The price of any underlying stock may decrease below its respective downside threshold level so that you will receive at maturity an amount that is significantly less than the stated principal amount of the securities by an amount that is proportionate to the full decrease in the price of the worst performing underlying stock over the term of the securities.

The amount payable on the securities is not linked to the prices of the underlying stocks at any time other than the valuation date	The final share price of each underlying stock will be based on the closing price of such underlying stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the worst performing underlying stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of the worst performing underlying stock prior to such drop. Although the actual price of the worst performing underlying stock on the stated maturity date or at other times during the term of the securities may be higher than its respective final share price, the payment at maturity will be based solely on the closing price of the worst performing underlying stock on the valuation date.
The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.
You have no shareholder rights	Investing in the securities is not equivalent to investing in ALGN Stock, PDD Stock or TSLA Stock. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to ALGN Stock, PDD Stock or TSLA Stock.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial share prices, the downside threshold levels, the share percent changes or share performance factors, as applicable, the final share prices and whether a market disruption event has occurred or any antidilution adjustment will be made, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share prices (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms—Initial Share Price,” “—Closing Price,” “—Final Share Price,” “—Valuation Date,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying stocks), including trading in the underlying stocks and in options contracts on the underlying stocks, as well as in other instruments related to the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day on which the initial share price of each underlying stock was determined could potentially increase the initial share price of an underlying stock, and, therefore, could increase the downside threshold level for such underlying stock, which is the price at or above which such underlying stock must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying stocks). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of any underlying stock on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any (depending also on the performance of the other underlying stocks).
The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions under “United States Federal Taxation” in this document concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stocks

You are exposed to the price risk of each of the underlying stocks	Your return on the securities is not linked to a basket consisting of the underlying stocks. Rather, it will be based upon the independent performance of each underlying stock. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each of the underlying stocks. The underlying stocks represent companies from different sectors, and it is therefore more likely that any underlying stock will perform poorly than if the underlying stocks were all from the same sector. Poor performance by any underlying stock over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stocks. If the final share price of any underlying stock declines to below 50% of its respective initial share price, you will be fully exposed to the negative performance of the worst performing underlying stock at maturity, even if the other underlying stocks have appreciated or have not declined as much. Accordingly, your investment is subject to the price risk of each of the underlying stocks.
Because the securities are linked to the performance of the worst performing underlying stock, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were	The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying stock. With three underlying stocks, it is more likely that the final share price of any underlying stock will decline to below its respective downside threshold level than if the securities were linked to only one underlying stock. Therefore, it is more likely that you will suffer a significant loss on your investment.

linked to just one underlying stock
We are not affiliated with Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc.	Align Technology, Inc., Pinduoduo Inc. and Tesla, Inc. are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Align Technology, Inc., Pinduoduo Inc. and Tesla, Inc. have no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc.
We may engage in business with or involving Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc. without regard to your interests	We or our affiliates may presently or from time to time engage in business with Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc. without regard to your interests, including extending loans to, or making equity investments in, Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc. or their affiliates or subsidiaries or providing advisory services to Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Align Technology, Inc., Pinduoduo Inc. or Tesla, Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time may have published and in the future may publish research reports with respect to ALGN Stock, PDD Stock or TSLA Stock. These research reports may or may not recommend that investors buy or hold ALGN Stock, PDD Stock or TSLA Stock.
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks	MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying stocks, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the underlying stocks. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stocks. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the prices of the underlying stocks by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price of any underlying stock to be less than its respective downside threshold level (resulting in a loss of a significant portion or all of your investment in the securities), materially and adversely affecting your return.
There are risks associated with investments in securities linked to the value of equity securities issued by foreign (and emerging market) companies	The Pinduoduo Stock is issued by a foreign company. Investments in the securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the American Depositary Shares of Pinduoduo Inc. have been issued by a company in an emerging market country, which poses further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.
The value of Pinduoduo Inc. American Depositary Shares is subject to currency exchange rate risk	As Pinduoduo Inc. has its main operations in China and derives its revenues in Chinese renminbi, fluctuations in the exchange rate between the Chinese renminbi and the U.S. dollar may affect the market price of the Pinduoduo Inc. American Depositary Shares, which may consequently affect the market value of the securities. The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors. The People’s Bank of China, the monetary authority in China, sets the spot rate of the Chinese renminbi, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Chinese renminbi/U.S. dollar exchange rate. In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange by devaluation or revaluation of the Chinese renminbi in ways that may be adverse to your interests. The exchange rate is also influenced by political or economic developments in China, the United States or elsewhere and by macroeconomic factors and speculative actions. Management of the Chinese renminbi by the People’s Bank of China could result in significant movement in the value of the Chinese renminbi. Additionally, changes in the exchange rate may result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries. The value of Pinduoduo Inc. American Depositary Shares and thus the value of the securities as well as the payment at maturity or upon an automatic call may be affected by the actions of the Chinese government, by currency fluctuations in response to other market forces or by the movement of currencies across borders.
There are important differences between the rights of holders of American Depositary Shares and the rights of holders of the common stock of a foreign company	The Pinduoduo Stock is the American Depositary Shares of Pinduoduo Inc. and not the ordinary shares represented by the American Depositary Shares, and there exist important differences between the rights of holders of American Depositary Shares and the rights of holders of the corresponding ordinary shares. Each American Depositary Share is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, American Depositary Shares are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the American Depositary Shares, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its American Depositary Shares. Any such differences between the rights of holders of American Depositary Shares and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the securities.
Recent executive orders could adversely affect your investment in the securities

Pursuant to recent executive orders issued by the U.S. Government, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities, such as structured products.

If Pinduoduo Inc. is in the future designated as such a prohibited company, the value of that company may be adversely affected, potentially significantly, which would adversely affect the performance of the underlying stock. Any such action could result in the loss of a significant portion or all of your initial investment in the securities. Moreover, that could mean that transactions in, or holdings of, the securities may be prohibited under U.S. law. Accordingly, you may be forced to sell the securities in order to comply with U.S. law, and you may be forced to realize a loss on your investment, and would lose the opportunity cost of continued investment in the securities, upon such forced divestment.

TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Enhanced Trigger Jump Securities due March 17, 2022 Based on the Worst Performing of the Common Stock of Align Technology, Inc. (“ALGN Stock”), the American Depositary Shares of Pinduoduo Inc. (“PDD Stock”) and the Common Stock of Tesla, Inc. (“TSLA Stock”).

Aggregate Principal Amount	$
Pricing Date	March 11, 2021
Original Issue Date (Settlement Date)	March 16, 2021 (3 Business Days after the Pricing Date)
Maturity Date	March 17, 2022, provided that, if due to a Market Disruption Event or otherwise, the Valuation Date with respect to any Underlying Stock is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the latest Valuation Date as postponed with respect to any Underlying Stock. See “—Valuation Date” below.

Issue Price	$1,000 per Security
Stated Principal Amount	$1,000 per Security
Denominations	$1,000 and integral multiples thereof
CUSIP Number	61771VJX9
ISIN	US61771VJX91
Specified Currency	U.S. dollars
Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

●      If the Final Share Price of each Underlying Stock is greater than or equal to its respective Downside Threshold Level:

$1,000 + the greater of (i) $1,000 × the Share Percent Change of the Worst Performing Underlying Stock and (ii) the Upside Payment

●      If the Final Share Price of any Underlying Stock is less than its respective Downside Threshold Level:

$1,000 × Share Performance Factor of the Worst Performing Underlying Stock

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$200 per Security (20% of the Stated Principal Amount).
Share Percent Change	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock minus the Initial Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:
Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Worst Performing Underlying Stock	The Underlying Stock with the lowest Share Percent Change.
Share Performance Factor	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price for such Underlying Stock and the denominator of which is the Initial Share Price for such Underlying Stock, as expressed by the following formula:
Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	With respect to the ALGN Stock, $515.87, which is the Closing Price of such Underlying Stock on March 9, 2021.

With respect to the PDD Stock, $154.18, which is the Closing Price of such Underlying Stock on March 9, 2021.

With respect to the TSLA Stock, $673.58, which is the Closing Price of such Underlying Stock on March 9, 2021.

Downside Threshold Level	With respect to the ALGN Stock, $257.935, which is 50% of its Initial Share Price.

With respect to the PDD Stock, $77.09, which is 50% of its Initial Share Price.

With respect to the TSLA Stock, $336.79, which is 50% of its Initial Share Price.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of an Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:
(i)	if such Underlying Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session of such Underlying Stock on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed,

(ii)	if such Underlying Stock (or any such other security) is a security of the Nasdaq, the official closing price of such Underlying Stock published by the Nasdaq on such day, or
(iii)	if such Underlying Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session of such Underlying Stock on the OTC Bulletin Board on such day.

If such Underlying Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session of such Underlying Stock on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to an Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price of such Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock times the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	With respect to each Underlying Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Stock. See “—Antidilution Adjustments” below.

Valuation Date	March 14, 2022, subject to adjustment for non-Trading Days and Market Disruption Events, as described in the following paragraph.

If a Market Disruption Event with respect to any Underlying Stock occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day with respect to any Underlying Stock, the Final Share Price solely for such Underlying Stock will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price for any Underlying Stock will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price of such Underlying Stock as the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Trading Day	With respect to each Underlying Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations and determinations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Prices, the Downside Threshold Levels, the Final Share Prices, the Share Performance Factors, the Payment at Maturity, whether to make any adjustments to the Adjustment Factors or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to each Underlying Stock:

(i) the occurrence or existence of any of:

(a)	a suspension, absence or material limitation of trading of such Underlying Stock on the primary market for that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b)	a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Stock as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c)	the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to that Underlying Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract shall not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on such Underlying Stock by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor for an Underlying Stock will be adjusted as follows:

1. If such Underlying Stock (or any shares of Pinduoduo Inc. which underlie the American Depositary Shares of Pinduoduo Inc. (the “Pinduoduo Inc. Ordinary Shares”)) is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock or Pinduoduo Inc. Ordinary Shares; provided, however, that, with respect to the American Depositary Shares of Pinduoduo Inc., if (and to the extent that) Pinduoduo Inc. or the depositary for such American Depositary Shares has adjusted the number of Pinduoduo Inc. Ordinary Shares represented by each American Depositary Share of Pinduoduo Inc. so that the price of the American Depositary Shares of Pinduoduo Inc. would not be affected by such stock split or reverse stock split, no adjustment will be made to the Adjustment Factor.

2. If such Underlying Stock (or the Pinduoduo Inc. Ordinary Shares) is subject (i) to a stock dividend (issuance of additional shares of such Underlying Stock) that is given ratably to all holders of shares of such Underlying Stock or Pinduoduo Inc. Ordinary Shares, as applicable, or (ii) to a distribution of such Underlying Stock or Pinduoduo Inc. Ordinary Shares, as applicable, as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock (the relevant “Underlying Stock Issuer”) then once the dividend has become effective and such Underlying Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of such Underlying Stock and (ii) the prior Adjustment Factor for such Underlying Stock; provided, however, that, with respect to the American Depositary Shares of Pinduoduo Inc., if (and to the extent that) the Pinduoduo Inc. or the depositary for such American Depositary Shares has adjusted the number of Pinduoduo Inc. Ordinary Shares represented by each American Depositary Share of Pinduoduo Inc. so that the price of the

American Depositary Shares of Pinduoduo Inc. would not be affected by such stock dividend or stock distribution, no adjustment will be made to the Adjustment Factor.

3. If the applicable Underlying Stock Issuer issues rights or warrants to all holders of such Underlying Stock to subscribe for or purchase that Underlying Stock at an exercise price per share less than the Closing Price of that Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock which the aggregate offering price of the total number of shares of Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Adjustment Factors to reflect cash dividends or other distributions paid with respect to an Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to an Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying Stock by an amount equal to at least 10% of the Closing Price of such Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying Stock on the primary U.S. organized securities exchange or trading system on which such Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to an Underlying Stock, the Adjustment Factor with respect to such Underlying Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for such Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on such Underlying Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. With respect to one or more of the Underlying Stocks, any of the following shall constitute a “Reorganization Event”: (i) such Underlying Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the applicable Underlying Stock Issuer, (ii) the applicable Underlying Stock Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the applicable Underlying Stock Issuer completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the applicable Underlying Stock Issuer is liquidated, (v) the applicable Underlying Stock Issuer issues to all of its shareholders equity securities of an issuer other than the applicable Underlying Stock Issuer, respectively (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) such Underlying Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of such Underlying Stock receive any equity security listed on a national securities exchange or traded on Nasdaq (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Security following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) and any required adjustment to the applicable Adjustment Factor will be determined in accordance with the following:

(a) if such Underlying Stock continues to be outstanding, such Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Underlying Stock, the number of shares of the New Stock received with respect to one share of that Underlying Stock multiplied by the Adjustment Factor for such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Underlying Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of that Underlying Stock is less than 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of such Underlying Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of such Underlying Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of such Underlying Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if such Underlying Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization

Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the Russell 3000® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the applicable Underlying Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Securities with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the Russell 3000® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the applicable Underlying Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the applicable Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Security will be the sum of:

(x) if applicable, the Closing Price of such Underlying Stock times the Adjustment Factor then in effect; and

(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z) if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to the applicable “Underlying Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to the applicable “Underlying Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of such Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

In the event that the American Depositary Shares of Pinduoduo Inc. are no longer listed on a primary U.S. securities exchange and the Pinduoduo Inc. Ordinary Shares are listed on a primary U.S. securities exchange, the Calculation Agent, in its sole discretion, will adjust the Adjustment Factor such that the product of the last reported sale price of the American Depositary Shares of Pinduoduo Inc. and the Adjustment Factor at the last time the American Depositary Shares of Pinduoduo Inc. were listed equals the product of the last reported sale price of the Pinduoduo Inc. Ordinary Shares and the adjusted Adjustment Factor at such time, and the Pinduoduo Inc. Ordinary Shares will take the place of the American Depositary Shares of Pinduoduo Inc.

In the event that Pinduoduo Inc. or the depositary for the American Depositary Shares of Pinduoduo Inc. elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the Pinduoduo Inc. Ordinary Shares that are represented by each American Depositary Share, the Adjustment Factor on any Trading Day after the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the Adjustment Factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the American Depositary

Shares of Pinduoduo Inc. than with respect to the Pinduoduo Inc. Ordinary Shares, the Calculation Agent will adjust the Adjustment Factor based solely on the effect of such event on the American Depositary Shares of Pinduoduo Inc.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustments to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to any Adjustment Factor or method of calculating any Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Price of an Underlying Stock, including, without limitation, a partial tender or exchange offer for an Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above, upon written request by any investor in the Securities.

Alternate Exchange Calculation in Case of an Event of Default	If an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

●	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

●	no quotation of the kind referred to above is obtained, or

●	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Interest Rate	None

Book Entry Note or Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

ALGN Stock; Public Information	Align Technology, Inc. manufactures orthodontic medical devices. ALGN Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Align Technology, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-32259. In addition, information regarding Align Technology, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to ALGN Stock or other securities of Align Technology, Inc. We have derived all disclosures contained in this pricing supplement regarding Align Technology, Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Align Technology, Inc. in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Align Technology, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of ALGN Stock (and therefore the price of ALGN Stock at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Align Technology, Inc. could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of ALGN Stock.

We and/or our affiliates may presently or from time to time engage in business with Align Technology, Inc., including extending loans to, or making equity investments in, Align Technology, Inc. or providing advisory services to Align Technology, Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Align Technology, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Align Technology, Inc., and the reports may or may not recommend that investors buy or hold ALGN Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of Align Technology, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in ALGN Stock.

PDD Stock; Public Information	Pinduoduo Inc. connects farmers and distributors with consumers through an e-commerce platform. PDD Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Pinduoduo Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-38591. In addition, information regarding Pinduoduo Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to PDD Stock or other securities of Pinduoduo Inc. We have derived all disclosures contained in this pricing supplement regarding Pinduoduo Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Pinduoduo Inc. in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Pinduoduo Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of PDD Stock (and therefore the price of PDD Stock at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Pinduoduo Inc. could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of PDD Stock.

We and/or our affiliates may presently or from time to time engage in business with Pinduoduo Inc., including extending loans to, or making equity investments in, Pinduoduo Inc. or providing advisory services to Pinduoduo Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Pinduoduo Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Pinduoduo Inc., and the reports may or may not recommend that investors buy or hold PDD Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of Pinduoduo Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in PDD Stock.

TSLA Stock; Public Information	Tesla, Inc. designs, manufactures and sells electric vehicles and energy storage systems, as well as installs, operates and maintains solar and energy storage products. TSLA Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Tesla, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-34756. In addition, information regarding Tesla, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to TSLA Stock or other securities of Tesla, Inc. We have derived all disclosures contained in this pricing supplement regarding Tesla, Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Tesla, Inc. in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Tesla, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of TSLA Stock (and therefore the price of TSLA Stock at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Tesla, Inc. could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of TSLA Stock.

We and/or our affiliates may presently or from time to time engage in business with Tesla, Inc., including extending loans to, or making equity investments in, Tesla, Inc. or providing advisory services to Tesla, Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Tesla, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Tesla, Inc., and the reports may or may not recommend that investors buy or hold TSLA Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of Tesla, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in TSLA Stock.

Historical Information	The following tables set forth the published high and low Closing Prices of, as well as end-of-quarter Closing Prices, of ALGN Stock and TSLA Stock in the period from January 1, 2018 through March 9, 2021, and of PDD Stock in the period from July 26, 2018 through March 9, 2021. The Closing Price of the ALGN Stock on March 9, 2021 was $515.87, the Closing Price of the PDD Stock on March 9, 2021 was $154.18 and the Closing Price of the TSLA Stock on March 9, 2021 was $673.58. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the Underlying Stocks may have been adjusted for stock splits and other corporate events. The historical prices of each Underlying Stock set out in the tables below should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of any Underlying Stock on the Valuation Date.

If the Final Share Price of any Underlying Stock is less than its respective Downside Threshold Level, you will lose a significant portion or all of your investment.

Align Technology, Inc.
Historical High, Low and Period End Closing Prices
January 1, 2018 through March 9, 2021

	High ($)	Low ($)	Period End ($)
2018
First Quarter	283.97	220.71	251.13
Second Quarter	370.10	239.66	342.14
Third Quarter	392.98	338.68	391.22
Fourth Quarter	391.52	193.72	209.43
2019
First Quarter	284.33	184.78	284.33
Second Quarter	331.08	268.08	273.70
Third Quarter	286.65	173.16	180.92
Fourth Quarter	279.62	179.75	279.04
2020
First Quarter	298.07	137.72	173.95
Second Quarter	289.75	152.07	274.44
Third Quarter	335.24	270.24	327.36
Fourth Quarter	536.59	314.89	534.38
2021
First Quarter (through March 9, 2021)	620.45	496.07	515.87

The following graph shows the daily Closing Prices of ALGN Stock from January 1, 2016 through March 9, 2021. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Align Technology, Inc. January 1, 2016 through March 9, 2021

*The red solid line indicates the Downside Threshold Level of $257.935, which is 50% of the Initial Share Price.

Pinduoduo Inc.
Historical High, Low and Period End Closing Prices
July 26, 2018 through March 9, 2021

	High ($)	Low ($)	Period End ($)
2018
Third Quarter (from July 26, 2018)	29.96	17.22	26.29
Fourth Quarter	27.69	17.15	22.44
2019
First Quarter	31.14	21.52	24.80
Second Quarter	24.67	19.03	20.63
Third Quarter	36.67	19.14	32.22
Fourth Quarter	43.53	31.25	37.82
2020
First Quarter	41.23	31.77	36.03
Second Quarter	87.58	35.90	85.84
Third Quarter	97.46	73.70	74.15
Fourth Quarter	179.11	71.40	177.67
2021
First Quarter (through March 9, 2021)	202.82	137.60	154.18

The following graph shows the daily Closing Prices of PDD Stock from July 26, 2018 through March 9, 2021. The American Depositary Shares of Pinduoduo Inc. began trading on July 26, 2018 and therefore have limited historical performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Pinduoduo Inc. July 26, 2018 through March 9, 2021

* The red solid line indicates the Downside Threshold Level of $77.09, which is 50% of the Initial Share Price.

Tesla, Inc.
Historical High, Low and Period End Closing Prices
January 1, 2018 through March 9, 2021

	High ($)	Low ($)	Period End ($)
2018
First Quarter	71.484	51.556	53.226
Second Quarter	74.166	50.496	68.590
Third Quarter	75.914	52.648	52.954
Fourth Quarter	75.358	50.112	66.560
2019
First Quarter	69.462	52.084	55.972
Second Quarter	58.362	35.794	44.692
Third Quarter	52.976	42.280	48.174
Fourth Quarter	86.188	46.286	83.666
2020
First Quarter	183.484	72.244	104.800
Second Quarter	215.962	90.894	215.962
Third Quarter	498.32	223.926	429.01
Fourth Quarter	705.67	388.04	705.67
2021
First Quarter (through March 9, 2021)	883.09	563.00	673.58

The following graph shows the daily Closing Prices of TSLA Stock from January 1, 2016 through March 9, 2021. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Tesla, Inc. January 1, 2016 through March 9, 2021

The red solid line indicates the Downside Threshold Level of $336.79, which is 50% of the Initial Share Price.

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day on which the Initial Share Price of each Underlying Stock is determined, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Stocks, in futures and/or options contracts on the Underlying Stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of an Underlying Stock on the day on which the Initial Share Price of each Underlying Stock is determined, and, therefore, could increase the Downside Threshold Level of such Underlying Stock, which is the price at or above which such Underlying Stock must close on the Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities (depending also on the performance of the other Underlying Stocks). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Valuation Date, by purchasing and selling the Underlying Stocks, futures or options contracts on the Underlying Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of any Underlying Stock, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any (depending also on the performance of the other Underlying Stocks).

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Securities that it purchases from us to an unaffiliated dealer at a price of $per Security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Security. MS & Co. will not receive a sales commission with respect to the Securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or Underlying Stocks in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

●	purchase the Securities in the original offering; and

●	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●	certain financial institutions;
●	insurance companies;
●	certain dealers and traders in Securities or commodities;

●	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
●	regulated investment companies;
●	real estate investment trusts; or
●	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this document, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

·	●	a citizen or individual resident of the United States;

·	●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

·	●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or
●	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●	certain former citizens or residents of the United States; or
●	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

·	●	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;
·	●	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;
·	●	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
·	●	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to Securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to Securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.